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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form N-8A

                          NOTIFICATION OF REGISTRATION
                         PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                                   Aquila/Laffer S&P 500
                                        Competitive Advantage Fund

Address of Principal Business Office
(No. & Street, City, State, Zip Code):  380 Madison Avenue, Suite 2300,
                                        New York, New York 10017
Telephone Number (including area code): (212) 697-6666

Name and address of agent for
service of process:                     Robert W. Anderson
                                        380 Madison Avenue
                                        Suite 2300
                                        New York, New York 10017

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                             YES [X]    NO [ ]

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 17th day of April, 2000.

                                Aquila/Laffer S&P 500 Competitive Advantage Fund


                                /s/ Diana P. Herrmann
                                ---------------------
                                Diana P. Herrmann
                                President


Attest:   /s/ Rose F. Marotta
          -------------------
          Rose F. Marotta
          Chief Financial Officer